Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES SECOND QUARTER RESULTS

Quarterly Revenue Up 38% and Net Income Up 83% Year-over-Year

Spokane Valley, WA — January 31, 2012 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended December 31, 2011.

For the second quarter of fiscal 2012, Key Tronic reported total revenue of $84.5 million, up 38% from $61.0 million in the same period of fiscal 2011. For the first six months of fiscal 2012, total revenue was $154.2 million, up 24% from $124.4 million in the same period of fiscal 2011.

Net income for the second quarter of fiscal 2012 was $3.2 million or $0.30 per diluted share, up 83% from $1.7 million or $0.17 per diluted share for the same period of fiscal 2011. Net income per diluted share for the second quarter of fiscal 2012 included $0.11 for research and development tax credits. For the first six months of fiscal 2012, net income was $4.4 million or $0.42 per diluted share, up 27% from $3.5 million or $0.33 per diluted share for the same period of fiscal 2011.

For the second quarter of fiscal 2012, gross margin was 8% and operating margin was 3%, compared to 9% and 3%, respectively, in the same period of fiscal 2011. In the third quarter, the Company expects to see its gross margin increase to around 9%.

“We’re very pleased with our strong growth in revenue and earnings for the second quarter of fiscal 2012, driven primarily by the rapid production ramp up for new customer programs,” said Craig Gates, President and Chief Executive Officer, “During the quarter, we achieved the highest quarterly revenue in Key Tronic’s history and significantly increased our operating efficiencies from recent quarters. We also continued to diversify our future revenue base by winning new programs involving irrigation equipment, gaming devices, electric transportation and military equipment.

“Moving into the third quarter, we expect continued strong growth in revenue and earnings. As a result of the increasing recognition of our unique combination of world-class engineering, global logistics and cost-effective production, we’re capturing market share from many of our competitors. As we grow our business, we remain focused on maintaining outstanding customer service, carefully managing our operating expenses and maximizing our return on invested capital.”

Business Outlook

For the third quarter of fiscal 2012, the Company expects to report revenue in the range of $92 million to $97 million, and earnings in the range of $0.30 to $0.35 per diluted share. The expected earnings range assumes an effective tax rate of 30%.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 866-225-8754 or +1-480-629-9645. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4503180). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2012. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Net sales	$84,454	$61,038	$154,215	$124,378
Cost of sales	77,586	55,592	142,342	112,962

Gross profit on sales	6,868	5,446	11,873	11,416
Operating expenses:
Research, development and engineering	1,157	961	2,113	1,875
Selling, general and administrative	2,916	2,770	5,350	5,202

Total operating expenses	4,073	3,731	7,463	7,077

Operating income	2,795	1,715	4,410	4,339
Interest expense	124	75	227	147

Income before income taxes	2,671	1,640	4,183	4,192
Income tax (benefit) provision	(503)	(93)	(238)	717

Net income	$3,174	$1,733	$4,421	$3,475

Earnings per share:
Earnings per common share - basic	$0.30	$0.17	$0.42	$0.34
Weighted average shares outstanding - basic	10,447	10,345	10,432	10,321
Earnings per common share - diluted	$0.30	$0.17	$0.42	$0.33
Weighted average shares outstanding - diluted	10,479	10,448	10,462	10,420

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2011	July 2, 2011

ASSETS
Current assets:
Cash and cash equivalents	$596	$1,232
Trade receivables	47,479	40,350
Inventories	53,245	41,554
Deferred income tax asset	4,742	3,900
Other	4,016	4,549

Total current assets	110,078	91,585

Property, plant and equipment - net	16,556	14,917
Other assets:
Deferred income tax asset	7,553	4,219
Other	574	1,643

Total other assets	8,127	5,862

Total assets	$134,761	$112,364

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,170	$26,149
Accrued compensation and vacation	4,276	4,436
Current portion of other long-term obligations	781	761
Other	3,905	1,932

Total current liabilities	50,132	33,278

Long-term liabilities:
Revolving loan	7,483	6,000
Deferred income tax liability	811	1,542
Other long-term obligations	7,554	3,521

Total long-term liabilities	15,848	11,063

Shareholders’ equity:
Common stock, no par value ( in thousands) - shares authorized 25,000; issued and outstanding 10,447 and 10,399 shares, respectively	41,442	41,014
Retained earnings	29,690	25,269
Accumulated other comprehensive (loss) income	(2,351)	1,740

Total shareholders’ equity	68,781	68,023

Total liabilities and shareholders’ equity	$134,761	$112,364